Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

MONEYLION INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	172,772,672(4)	$ 5.88	$ 1,015,903,311.36(3)	0.0000927	$ 94,174.24
	Equity	Warrants to purchase Class A Common Stock	457(g)	8,100,000(5)	—	—(6)	0.0000927	—
	Equity	Class A Common Stock, par value $0.0001 per share, underlying warrants to purchase Class A Common Stock	457(c)	25,600,000(7)	$ 5.88	$ 150,528,000(3)	0.0000927	$ 13,953.95
Fees Previously Paid								$108,128.19
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$1,166,431,311.36		$108,128.19
	Total Fees Previously Paid							$108,128.19
	Total Fees Offsets
	Net Fee Due							$0.00

(1)	The securities are being registered solely in connection with the resale of shares of Class A Common Stock of MoneyLion Inc., par value $0.0001 per share (the “Class A Common Stock”) by the selling stockholders named in this registration statement (the “Selling Stockholders”).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional securities that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act, based on the average of the high and low prices of the registrant’s shares of Class A Common Stock on October 11, 2021, as reported on The New York Stock Exchange, which was approximately $5.88 per share.

(4)	172,772,672 shares of Class A Common Stock registered for sale by the Selling Stockholders named in this registration statement, including up to 10,768,901 shares of Class A Common Stock that may be issued to the Selling Stockholders pursuant to the earn-out provisions of the Merger Agreement (as defined herein).

(5)	Represents the resale of 8,100,000 private placement warrants.

(6)	No separate fee due in accordance with Rule 457(i).

(7)	25,600,000 shares of Class A Common Stock issuable upon the exercise of the 8,100,000 private placement warrants and 17,500,000 public warrants (as defined below).